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                                                                      EXHIBIT 12



                     THE HERTZ CORPORATION AND SUBSIDIARIES
         CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS OF DOLLARS EXCEPT RATIOS)

                                    UNAUDITED

                                                                Nine Months
                                                            Ended September 30,
                                                         ------------------------
                                                           1999            1998
                                                         --------        --------
Income before income taxes                               $461,663        $388,335


Interest expense                                          258,308         236,651


Portion of rent estimated to represent the
    interest factor                                        65,821          58,168
                                                         --------        --------


Earnings before income taxes and fixed charges           $785,792        $683,154
                                                         ========        ========


Interest expense (including capitalized interest)        $259,587        $237,522


Portion of rent estimated to represent the
    interest factor                                        65,821          58,168
                                                         --------        --------


Fixed charges                                            $325,408        $295,690
                                                         ========        ========



Ratio of earnings to fixed charges                            2.4             2.3
                                                         ========        ========


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